                         DEVELOPMENT FINANCE AGREEMENT

                               RIO NEGRO PROJECT


         THIS DEVELOPMENT FINANCE AGREEMENT (this "Agreement") is made as of the 12th day of October, 1995, by and between HARKEN ENERGY CORPORATION, a Delaware corporation (herein called "Owner"), and Arbco Associates L.P., Offense Group Associates L.P., Kayne, Anderson Nontraditional Investments L.P. and Opportunity Associates L.P., (herein collectively called "Investors"). In consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                           Definitions and References

         Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections or subsections referred to below:

         "Account" shall have the meaning assigned to it in Section 3.2.

         "Advances" shall have the meaning assigned to it in Section 2.1.

         "Affiliate" shall mean any person directly or indirectly controlling, controlled by or under common control with Owner and/or Harken Colombia, with the concept of control in such context meaning the possession of the power to direct or cause the direction of the management and policies of another, through the ownership of voting securities, by contract or otherwise.

         "Agreed Rate" shall mean a rate per annum which is equal to the lesser of (a) a rate which is three percent (3%) above the prime rate of interest of First Interstate Bank of Texas, N.A., as announced or published by such bank from time to time or a similar rate of interest if a prime rate is not announced or published by such bank (adjusted from time to time to reflect any changes in such rate determined hereunder), or (b) the maximum rate from time to time permitted by applicable law.

         "Association Contract" shall mean that certain Bocachica Association Contract executed January 6, 1994, between Ecopetrol and Harken Colombia, together with the operating agreement attached thereto and all modifications, amendments and/or supplements heretofore or hereafter made in accordance with
Section 7.13 with respect to such Association Contract or operating agreement.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day in which banks in the State of Texas or California are closed.
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         "Certificate of Designations" shall mean the Certificate of
Designations of the Series D Preferred Stock (par value $1.00 per share) of Owner attached hereto as Exhibit A.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

         "Commitment" shall have the meaning assigned to it in Section 2.1.

         "Commitment Period" shall mean the 27-month period from and including the date hereof; provided, that if Owner has not drilled two wells on the Subject Interests within such 27-month period, the Commitment Period shall be extended until a date which is 90 days after the date on which two wells have been drilled on the Subject Interests.

         "Conversion" shall mean the conversion of all or part of the Rio Negro NPI into Preferred Shares pursuant to Investors' Option as provided for in
Article IV, pursuant to Investors' Second Option and/or Owner's Option as provided for in Article V, or pursuant to Article VI.

         "Designated Percentage" shall mean the percentage set forth opposite each Investor's name on Annex 1 hereto, subject to reduction upon Conversion as provided for in Section 4.4 or Section 5.5.

         "Ecopetrol" shall mean Empresa Colombiana de Petroleos, an industrial and commercial company owned by the Republic of Colombia.

         "Effective Date" shall mean the date of this Agreement.

         "Environmental Laws" shall have the meaning assigned to it in Section 7.20.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "GAAP" shall mean generally accepted accounting principles, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession in the United States of America.

         "Governmental Authority" shall mean (i) the United States of America or any state within the United States of America, (ii) Colombia or any political subdivision of Colombia, (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state within the United States of America





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or (iv) any court or any governmental department, commission, board, bureau, agency or other instrumentality of Colombia or of any political subdivision of Colombia.

         "Gross Proceeds" shall have the meaning assigned to it in Section 3.3.

         "Harken Colombia" shall mean Harken de Colombia, Ltd., a Cayman Islands corporation and wholly owned subsidiary of Owner, and/or, when appropriate, its branch established in Santa Fe de Bogota, D.C., Colombia and its successors and assigns.

         "Investors" shall have the meaning assigned to it in the preamble of this Agreement.

         "Investors' Option" shall have the meaning assigned to it in Article
IV.

         "Investors' Second Option" shall have the meaning assigned to it in
Article V.

         "Law" shall mean any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

         "Non-Affiliate" shall mean with respect to Owner and Harken Colombia, any person who is not an Affiliate of Owner or Harken Colombia.

         "Owner" shall mean Harken Energy Corporation, a Delaware corporation, and its successors and assigns.

         "Owner's Option" shall have the meaning assigned to it in Article V.

         "Owner's SEC Filings" shall have the meaning assigned to it in Section 7.9.

         A "person" shall mean an individual, an estate, a corporation, a partnership, a joint venture, a limited liability company, an association, a joint stock company, a government or any department or agency of a government, a trust and/or any other entity.

         "Pollutants" has the meaning given such term in Section 7.20.

         "Preferred Shares" shall mean shares of Series D Preferred Stock, par value $1.00 per share, of Owner, as described in the Certificate of Designations.

         "Processing" shall mean the manufacture, fractionation, refining or other treating or transportation of Subject Hydrocarbons prior to their sale or disposition, and "Processed" shall have the meaning correlative to the foregoing.





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         "Production Sales Contracts" shall mean all contracts, agreements and arrangements for the sale or disposition of Subject Hydrocarbons that may be produced from or attributable to the Subject Interests, whether presently existing or hereafter created.

         "Releases" has the meaning given such term in Section 7.20.

         "Rio Negro NPI" shall have the meaning assigned to it in Section 3.1.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Subject Hydrocarbons" shall mean (except to the extent otherwise expressly provided in this Agreement) all oil, gas and other minerals in and under and that may be produced, from and after the Effective Date, from the lands and depths covered by and/or included in the Subject Interests. There shall not be included in the Subject Hydrocarbons any oil, gas or other minerals (a) attributable to royalties or other similar obligations deducted or paid in kind pursuant to the Association Contract or pursuant to any applicable Law, and (b) deducted, paid in kind or otherwise taken out of Harken Colombia's share of such oil, gas or minerals and delivered to another person as reimbursement to such person for oil, gas or other minerals of such other person which was previously taken by Harken Colombia relating to the Rio Negro prospect.

         "Subject Interests" shall mean the interest of Harken Colombia and its successors and assigns in the Association Contract to the extent such interest relates to that area described on Exhibit B hereto as the Rio Negro prospect. As provided in the Association Contract, the areal extent of the Rio Negro prospect under the Association Contract may be reduced and the percentage interest of Harken Colombia and its successors and assigns in the oil, gas and mineral production thereunder may be reduced, and in each such case the "Subject Interests" shall be reduced to the same extent as the Association Contract and/or the interest of Harken Colombia and its successors and assigns thereunder is so reduced. No reduction shall occur, however, in the Subject Interests as a result of any sale or disposition of all or any portion of the Association Contract or the Subject Interests by Harken Colombia, and in such event all credits and debits to the Account under Article III shall be made as if no such sale or disposition had occurred and Harken Colombia was still the owner of all of the Association Contract.

         Section 1.2. References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words





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in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.


                                   ARTICLE II

                             Advancement of Capital

         Section 2.1. Advances. Each Investor agrees and commits to make advances to Owner of the amounts set forth opposite such Investor's name on Annex 1 hereto (herein called "Advances") from time to time during the Commitment Period (and whether or not any Conversion has occurred) so long as the aggregate amount of Advances of all of the Investors combined does not exceed Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00) (herein called the "Commitment"). Each Advance must be greater than or equal to $500,000 in the aggregate for all Investors or must equal the unadvanced portion of the Commitment. Each Advance requested shall be made pro rata by the Investors in the proportion that the respective amounts set forth opposite their names in Annex 1 hereto bear to $3,500,000. The Commitment is not a loan or direct ownership interest in Harken Colombia, the Association Contract or the Subject Interests. Instead, the Commitment and all Advances thereof shall constitute consideration for the right to receive payments measured by the Account provided for in Article III, the right to convert or have converted the Rio Negro NPI into Preferred Shares pursuant to Articles IV and VI and Preferred Shares and/or cash pursuant to Article V and the other rights and benefits provided by this Agreement.

         Section 2.2. Requests for Advances. Owner must give at least five Business Days' prior written notice to each Investor of any requested Advance, which notice shall be accompanied by a certificate of the chief executive officer or the chief financial officer of Owner certifying that such Advance shall be expended by Owner in accordance with Section 2.3 of this Agreement. The Investors shall on the date requested make such Advance to Owner by wire transfer of the amount of such Advance in immediately available funds to the bank account specified by Owner in such notice.

         Section 2.3. Use of Proceeds. Owner shall use all funds from Advances to finance geological, geophysical and engineering operations and studies of the Subject Interests and the drilling, completing and equipping or abandonment of two wells and related facilities on the Subject Interests.
Owner hereby represents, warrants and covenants that it will drill two wells on the Subject Interests within 24 months of the date hereof. Prior to or contemporaneously with requesting the first Advance that will be expended on either of such wells, Owner shall deliver to each Investor for its information a copy of Owner's internal authority for expenditure (a.f.e.) for such well. All parties to this Agreement acknowledge that the drilling of two wells on the Subject Interests has substantial value to Investors. If Owner has not drilled or caused to be drilled two wells on the Subject Interests within 24 months of the date hereof, Investor may any time after the expiration of such 24-month period and prior to the expiration of the Commitment





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Period, notify owner that it is withdrawing the Commitment.  Upon receipt of such notice from Investors, Owner shall pay to each Investor an amount in cash equal to the aggregate amount of the Advances previously made by such Investor together with an amount equal to interest on the amount of each such Advance from and including the date such Advance was received by Owner to but not including the date such payment is made at the rate of fifteen percent (15%) per annum, compounded semi-annually.

                                  ARTICLE III

                                 Rio Negro NPI

         Section 3.1. Rio Negro NPI. In consideration for the payment by Investors to Owner of Advances, Investors shall have the rights provided for in this Article III and elsewhere in this Agreement with respect to the Account, including without limitation the rights to receive payments from Owner measured by the Account pursuant to Section 3.7 (all of such rights are herein collectively called the "Rio Negro NPI"). The Rio Negro NPI is intended to provide to Investors substantially the same economic benefit as if each Investor was the owner of a direct net profits overriding royalty interest in the Association Contract to the extent it relates to the Designated Percentage of the Subject Interests and on the terms otherwise provided for herein; provided, however, that no rights or interest of any nature whatsoever in the Association Contract, the Subject Interests or Harken Colombia are intended to be, or are hereby, assigned or conveyed to Investors, it being understood and agreed that the Rio Negro NPI is solely a contractual obligation of Owner (and not of Harken Colombia, the party to the Association Contract) as expressed in this Agreement.


         Section 3.2. Establishment. Owner shall establish and maintain a bookkeeping account (herein called the "Account") in accordance with sound, accurate and comprehensive accounting practices and consistent with the various provisions of this Agreement and at all times shall keep true and correct books and records with respect thereto.

         Section 3.3. Credits. Except as otherwise provided herein, with respect to each sale or other disposition of Subject Hydrocarbons, the Account shall be credited with the gross proceeds from the sale of such Subject Hydrocarbons. The amount of gross proceeds (herein called "Gross Proceeds") to be credited to the Account with respect to any sale or disposition of Subject Hydrocarbons shall be subject to the following:

                 (a) Gross Proceeds shall include all consideration received, directly or indirectly, by Harken Colombia or any Affiliate for sales or other dispositions of (i) Subject Hydrocarbons, or (ii) if any Subject Hydrocarbons are Processed by or for the benefit of Harken Colombia before sale or disposition, the products of such Subject Hydrocarbons after such Processing;





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                 (b)      If any proceeds are withheld from Harken Colombia by
         a Non-Affiliate for any reason (other than at the request of Harken Colombia or due to Harken Colombia's negligence), such proceeds shall not be considered to be Gross Proceeds until such proceeds are actually received by Harken Colombia; provided, however, that Gross Proceeds shall include any interest, penalty, or other amount that is derived from the sale of Subject Hydrocarbons or the proceeds thereof when and if received;

                 (c) Gross Proceeds shall not include any amounts for Subject Hydrocarbons unavoidably lost in production or used by Harken Colombia in conformity with good oil field practices for drilling and production operations (including without limitation gas injection, fuel, secondary or tertiary recovery, pressure maintenance, repressuring or recycling, Processing and transportation) conducted solely for the purpose of producing Subject Hydrocarbons from the Subject Interests, but only so long as such Subject Hydrocarbons are so used;

                 (d) In the event Subject Hydrocarbons are used by Harken Colombia outside of the Subject Interests and for purposes not primarily associated with, or primarily for the benefit of, the Subject Interests or the production, Processing or marketing of Subject Hydrocarbons, Gross Proceeds shall include the then current market value at the wellhead of such Subject Hydrocarbons;

                 (e) Gross Proceeds shall include all proceeds attributable to Subject Interests which are received by Harken Colombia from the sale, after the Effective Date, of (or, if disposed of after the Effective Date by Harken Colombia other than by sale, the then current market value of) any materials, supplies, equipment and other personal property or fixtures, or any part thereof or interest therein, located on or used in connection with the Subject Interests;

                 (f) Gross Proceeds shall include all proceeds attributable to Subject Interests of all insurance received by Harken Colombia, Owner or any of their Affiliates (i) the cost of which is charged to the Account, directly or indirectly, and (ii) that accrue to Harken Colombia as a consequence of the loss or damage which occurs after the Effective Date with respect to Harken Colombia's interest in the Subject Interests, any materials, supplies, equipment or other personal property or fixtures located on or used in connection with any of the Subject Interests, or any Subject Hydrocarbons;

                 (g) Gross Proceeds shall include all proceeds attributable to Subject Interests of all judgments and claims received by Harken Colombia or Owner for any loss or damage which occurs after the Effective Date with respect to Harken Colombia's interest in the Subject Interests, any materials, supplies, equipment or other personal property or fixtures located on or used in connection with any of the Subject Interests, or any Subject Hydrocarbons;





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
                 (h) Gross Proceeds shall include all advance payments and payments under take-or-pay and similar provisions of Production Sales Contracts;

                 (i) Gross Proceeds shall include any amounts received by Harken Colombia from production of Subject Hydrocarbons at levels greater than Harken Colombia's interest in the Subject Interests and shall include any payments received by Harken Colombia from joint interest owners as settlement for production of Subject Hydrocarbons at levels less than Harken Colombia's interest in the Subject Interests; and

                 (j) Gross Proceeds shall include all other monies and things of value which are received by Harken Colombia by virtue of the ownership after the Effective Date of the Subject Interests and/or any materials, supplies, equipment and other personal property and fixtures located on or used in connection with the Subject Interests;

provided that this Section 3.3 shall not operate to provide any credits on account of (i) any amounts paid by third parties (including Ecopetrol) to Harken Colombia as operator under the Association Contract or any operating agreement now or hereafter in force covering any of the Subject Interests to reimburse or compensate Harken Colombia as operator for costs incurred or services performed for the account or benefit of such third parties, (ii) any amounts received by Harken Colombia upon any sale or disposition in accordance with Section 3.18 of any portion of the Association Contract or the Subject Interests, or (iii) any amounts received by Harken Colombia as reimbursement by Ecopetrol of Direct Exploration Costs provided for under the Association Contract.

         Section 3.4. Debits. Except as otherwise provided herein, the Account shall be debited with the following:

                 (a) All direct costs (and those indirect costs expressly permitted in subsection (x) below) which are attributable to the Subject Interests after the Effective Date for exploring, developing, operating, producing, reworking, maintaining and restoring the Subject Interests, including without limitation any direct costs (and those indirect costs expressly permitted in subsection (x) below) for (i) geological and geophysical operations and studies (and related computer processing and modeling) with respect to the Subject Interests and drilling, completing, testing, equipping, plugging back, reworking, recompleting and plugging and abandoning any wells on the Subject Interests, (ii) constructing, maintaining and operating any gathering facilities, tanks and other production, delivery and transportation facilities on or for use in connection with the Subject Interests, (iii) Processing any Subject Hydrocarbons and acquiring, constructing, operating and maintaining any facility, plant, equipment or pipeline for Processing any Subject Hydrocarbons, (iv) secondary recovery, pressure maintenance, repressuring, recycling and other operations conducted for the purpose of enhancing production of the Subject Hydrocarbons, (v) wages, salaries, fringe benefits and expenses of local employees and contract personnel, consultants and professionals necessary for operating, producing





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         and maintaining the Subject Interests, (vi) local offices, camps, warehouses, housing and other facilities paid for by Harken Colombia, relocation of employees and their families, travel, telephone, training of Colombian personnel, rental and use or damage to the real and personal property of others, community relations, protection, peaceful operations and similar matters, and otherwise doing business in Colombia, (vii) insurance, (viii) payments made in cash as compensation for or in settlement of any Subject Hydrocarbons taken by Harken Columbia at levels greater than Harken Colombia's interest in the Subject Interests, (ix) royalties required to be paid in cash pursuant to the Association Contract or any applicable Law and other charges and payments required under the Association Contract and (x) general, administrative and overhead expenses incurred by Owner and Harken Colombia which are permitted to be charged under the Association Contract or any operating agreement applicable to any of the Subject Interests, but not otherwise; provided, however, that the debits made to the Account pursuant to this subsection with respect to any Subject Interest shall be made in accordance with customary industry practices and applicable accounting standards.

                 (b) All Colombian taxes and similar charges incurred by Harken Colombia with respect to the ownership of the Subject Interests after the Effective Date, including without limitation (i) income, transfer, remittance, franchise, occupation, sales and use and like taxes based on or relating to the Subject Interests, the sale or production of the Subject Hydrocarbons, or the proceeds, value or income therefrom, (ii) production, severance, excise and other taxes assessed against, and/or measured by, the production of (or the proceeds or value of production of) Subject Hydrocarbons, and (iii) ad valorem and other taxes assessed against or attributable to the Subject Interests or any Processing or other equipment or property located on or related to the Subject Interests; provided, however, that if any taxes relate to the Subject Interests and to other property owned by Harken Colombia or to Subject Hydrocarbons and to other production of Harken Colombia, such taxes shall be allocated to the Subject Interests or the Subject Hydrocarbons and debited hereunder on a proportionate or other equitable basis in accordance with applicable accounting, tax or industry standards;

                 (c) Amounts attributable to currency conversions, exchange control obligations and similar costs and losses with respect to currencies used to pay expenses charged to the Account, currencies credited to the Account or currencies paid by Harken Colombia to Owner for the purpose (directly or indirectly) of making payments to Investors pursuant to Section 3.7 (excluding in each case any costs for currency hedges, swaps and similar instruments); and any such amounts shall be calculated or determined in a manner consistent with the treatment of such amounts on the books of Owner for financial reporting to governmental entities; and

                 (d) Except as otherwise provided elsewhere in this Agreement, all other reasonable, direct expenditures attributable to the Subject Interests paid or incurred by Harken Colombia after the Effective Date with respect to the Subject Interests;





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provided that this Section 3.4 shall not operate to permit any debits (i) by duplication or on account of any amount which has also been used to reduce the amount of the Subject Hydrocarbons, Gross Proceeds and/or payments to Investors pursuant to Section 3.7 or has otherwise not been included therein (including, by way of example and without limitation, royalties, production, severance, excise and other taxes and any other amounts deducted, withheld or paid by any other person), (ii) on account of any expenses and any penalties, interest or other similar charges which result from the failure of Harken Colombia to properly discharge all costs and expenses (including taxes) of developing, operating and maintaining the Subject Interests, (iii) on account of any damages, penalties, interest or other similar charges paid by Harken Colombia to any person arising from any conduct or omission by Harken Colombia in its capacity as operator of any of the Subject Interests and any costs and expenses (including attorneys' fees) in defending any such action unless such charges, costs and expenses are properly chargeable under the Association Contract or to all working interest owners under an operating agreement to which all or part of the Subject Interests are subject, and (iv) any interest or principal payments on any indebtedness of Harken Colombia unless the incurrence of such indebtedness by Harken Colombia and the debit of the Account for such interest or principal payments has been specifically approved by Investors.

         Section 3.5. Additional Account Matters. Notwithstanding the provisions of Section 3.4 (or any other provision of this Agreement) which may appear to the contrary, an amount equal to the aggregate amount of the Advances at the time paid to Owner pursuant to Article II, of the costs incurred by Harken Colombia in conducting the operations described in Section 2.3 which are attributable to Subject Interests and which would otherwise be charged or debited to the Account under Section 3.4 shall not be charged or debited to the Account and shall be borne solely by Harken Colombia.

         Section 3.6. Accounting. All debits to the Account which are attributable to costs and expenses paid by Harken Colombia during a calendar quarter up to and including the last day of such calendar quarter shall be debited against the Account as of the last day of such calendar quarter; provided that any such debits which do not (and will not) result from payments to third parties or to Harken Colombia shall be debited against the Account as of the last day of the calendar quarter in which they arise. After such debits have been so made for a given calendar quarter, all credits to the Account which are actually received by Harken Colombia during a calendar quarter up to and including the last day of such calendar quarter shall be credited to the Account as of the last day of such calendar quarter; provided that any such credits which do not (and will not) result from credits given by or payments from third parties shall be credited to the Account as of the last day of the calendar quarter in which they arise. The total net profits realized from the Subject Interests (or the total net losses, as the case may be) shall be determined after the applications and calculations provided for above have been made by Owner. If, after all such debits and credits have been made to the Account for a given calendar quarter, there remains a deficit balance in the Account, then an amount shall be computed equal to interest on the amount of such deficit balance at the Agreed Rate for the period between the last day of such calendar quarter and the last day of the next calendar quarter, which amount shall, on the last day of the





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next calendar quarter, be charged to the Account in the same manner as other charges to the Account for such calendar quarter. Investors shall participate in the Designated Percentage of the net profits derived from the Subject Interests, as provided in this Agreement, only after and while all debits properly debited against the Account shall have been offset by credits to the Account and a credit balance shall exist in the Account.

         Section 3.7. Payments. On or before 60 days after the end of each calendar quarter, Owner shall furnish to Investors a detailed statement clearly reflecting the condition of the Account as of the close of business on the last day of such calendar quarter, and clearly reflecting those items which gave rise to debits and credits to the Account during such quarter and clearly reflecting for the Subject Interests, the quantities of Subject Hydrocarbons produced therefrom during the quarter covered by such statement, the volumes of such production sold, the prices at which such volumes were sold, and the taxes paid with respect to such sales. Any deficit reflected by any such statement shall be carried forward for the next and succeeding months until such deficit has been wiped out and liquidated. In case a net profit is reflected by any such statement, payment to Investors of the Designated Percentage of the amount of such net profit shall be enclosed with the statement rendered to Investors (or, if requested at any time by Investors, paid by bank wire transfer to such bank and account designated in writing by Investors); provided, however, that
(a) Owner may elect to cause Harken Colombia (instead of Owner) to make any payment required under this Section to Investors in U.S. dollars, (b) any payment to Investors under this Section shall be reduced by any costs or losses from currency conversions, compliance with exchange control obligations, withholding obligations and remittance and other taxes which are properly chargeable to the Account pursuant to Section 3.4(b) or (c) and (i) are incurred by Harken Colombia in connection with such payment to Investors or any payment of an amount equivalent to such payment by Harken Colombia to Owner, or
(ii) in the event such payment is made by Owner from its U.S. funds without any equivalent payment by Harken Colombia to Owner, would have been so incurred if Harken Colombia had paid to Owner an amount equivalent to such payment, and (c) Owner may retain up to one-third of Investors' share of any such net profit in the event and to the extent that the debits that Owner reasonably projects will be charged to the Account during the next three months will exceed the credits that Owner reasonably projects will be made to the Account during such three-month period and apply such retained amount to the payment of Investors' share of such debits. Any such retained amount that is subsequently determined to be unnecessary for the payment of Investors' share of such debits shall be paid promptly to Investors. In the event any amount is deducted from any payment pursuant to subsections (a), (b) or (c) above, such amount shall not thereafter be charged to the Account to the extent it would cause any direct or indirect double charge to the Account or the Investors for such amount.

         Section 3.8. Overpayments and Underpayments. If at any time Owner inadvertently pays Investors more or less than the amount then due with respect to the Rio Negro NPI, the amount or amounts otherwise payable for any subsequent period or periods shall be reduced or increased by such overpayment or underpayment, plus an amount equal to interest (computed at the Agreed





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
Rate) on the unrecovered balance of such overpayment or underpayment during the period of such overpayment or underpayment.

         Section 3.9. Prudent Operator Standard. Harken Colombia (subject to the terms and provisions of the Association Contract and any applicable operating agreements) shall have exclusive charge, management and control of all operations to be conducted on the Subject Interests and may take any and all actions which a reasonably prudent operator would deem necessary or advisable in the management, operation and control thereof. Owner shall cause Harken Colombia to operate and maintain the Subject Interests as would a prudent operator under similar circumstances in accordance with good oil field practices. Owner shall cause Harken Colombia to promptly (and, unless the same are being contested in good faith and by appropriate proceedings before the same are delinquent) pay or cause to be paid all costs and expenses (including without limitation all taxes and all costs, expenses and liabilities for labor, materials and equipment incurred in connection with the Subject Interests and all obligations to the holders of interests affecting the Subject Interests) incurred from and after the Effective Date in developing, operating and maintaining the Subject Interests. As to those of the Subject Interests as to which Harken Colombia hereafter may not be the operator, Owner shall cause Harken Colombia to take all such action and exercise all such rights and remedies as are reasonably available to Harken Colombia to cause the operator to so maintain and operate such Subject Interests (provided that Harken Colombia shall never be obligated to pay any costs or expenses attributable to any interest other than the Subject Interests and all royalties related thereto).

         Section 3.10. Sales of Subject Hydrocarbons. Owner shall have the obligation to cause Harken Colombia to market or cause to be marketed, subject to the terms of the Association Contract, the Subject Hydrocarbons in accordance with reasonable and prudent business judgment and sound oil field practices and on such terms and conditions as Harken Colombia shall determine to be in the best interests of Investors; provided, however, that all such sales of Subject Hydrocarbons (a) shall be upon terms and conditions which are the best terms and conditions available as determined in good faith by Harken Colombia taking into account all relevant circumstances, including without limitation, price, quality of production, access to markets or lack thereof, minimum purchase guarantees, identity of purchaser and length of commitment,
(b) shall be on terms and conditions at least as favorable as Harken Colombia obtains for oil, gas and/or minerals not subject to this Agreement which are of comparable type and quality and in the same or similar location, except where such terms and conditions cannot be made available to sales of the Subject Hydrocarbons under pre-existing contracts, and (c) shall be made to Non-Affiliates of Owner or Harken Colombia except that sales of Subject Hydrocarbons may be made to an Affiliate of Owner or Harken Colombia that is owned in part by a Governmental Authority and that owns or operates a pipeline or other Processing facility if the price paid by such Affiliate is no less favorable than the prices then being paid by a Non-Affiliate for oil, gas and/or minerals which are of comparable type and quality and in the same or similar locations.

         Section 3.11. Insurance. Owner shall cause Harken Colombia to obtain or cause to be obtained (and maintain or cause to be maintained during the economic life of the Subject Interests) insurance coverage in such amounts, with provisions for such deductible amounts and for such purposes as Harken Colombia shall determine to be appropriate (and, because of cost, availability and other factors, Harken Colombia may determine not to acquire any such insurance).

         Section 3.12. Contracts with Affiliates. Except as provided otherwise in the Association Contract or any applicable operating agreement, Owner, Harken Colombia and/or their Affiliates may perform services and furnish supplies and equipment with respect to the Subject Interests, provided that the amount of compensation, price or rental that can be charged to the Account therefor must be no less favorable than those available from Non-Affiliates in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies which could reasonably be made available to the Subject Interests.

         Section 3.13. Government Regulation. All obligations of Owner and/or Harken Colombia hereunder shall be subject to and limited by (i) all applicable Laws and (ii) the Association Contract as it may be modified, amended and/or supplemented from time to time. Where the price at which Subject Hydrocarbons are sold is limited by applicable Laws, the price so permitted to be paid for Subject Hydrocarbons shall be controlling if lower than prices established in Production Sales Contracts or required hereunder.

         Section 3.14. Abandonments. After the Commitment Period, Harken Colombia shall have the right without the consent of Investors to release, surrender and/or abandon its interest in the Subject Interests and/or the Association Contract, or any part thereof, or interest therein, even though the effect of such release, surrender or abandonment may be to affect adversely the Rio Negro NPI; provided, however, that (a) Investors' interest in the Rio Negro NPI shall automatically be converted into Preferred Shares pursuant to Article VI if, within two years after the expiration of the Commitment Period, Harken Colombia has released, surrendered and/or abandoned any portion of its interest in the Subject Interests and/or the Association Contract other than that required to be released, surrendered and/or abandoned for Harken Colombia to comply with the terms and conditions of the Association Contract and if Article VI shall otherwise then be applicable and (b) during the Commitment Period, Harken Colombia shall have the right without the consent of Investors to release, surrender and/or abandon that portion of the Subject Interests as shall be necessary for Harken Colombia to comply with the terms and conditions of the Association Contract.

         Section 3.15. Pooling and Unitization. Without the prior written consent of Investors, Harken Colombia shall have the right and power to unitize, pool or combine the lands covered by the Subject Interests, or any portion or portions thereof, as to oil, gas and/or other minerals, with any other land or contract or contracts so as to create one or more unitized areas (or, with respect to unitized or pooled areas theretofore created, to dissolve the same or to amend and/or reconfigure the same to include additional acreage or substances or to exclude acreage or substances); provided, however, that Owner shall not permit Harken Colombia to unitize, pool or combine the lands covered by the Subject Interests, or any portion or portions thereof, if the effect thereof is to benefit Harken Colombia or any of its Affiliates to the detriment of the

Investors. If any of the Subject Interests are pooled or unitized in any manner, the Rio Negro NPI insofar as it affects such Subject Interest shall be considered to be pooled and unitized, and in any such event the Rio Negro NPI shall apply to (and the term "Subject Hydrocarbons" shall include) the production which accrues to such Subject Interest under and by virtue of such pooling and unitization arrangements and the Account shall be computed giving consideration to such production and costs, expenses, charges and credits attributable to such Subject Interest.

         Section 3.16.  Non-consent Operations.

                 (a) If Harken Colombia elects to be a non-participating party (whether pursuant to the Association Contract or an operating agreement or other agreement or requirement) with respect to any drilling, deepening, plugging back, reworking, sidetracking or completion (or other) operation on any Subject Interest or elects to be an abandoning party with respect to a well located on any Subject Interest, the consequence of which election is that Harken Colombia's interest in such Subject Interest or part thereof is temporarily (i.e., during a recoupment period) or permanently forfeited to the parties participating in such operations, or electing not to abandon such well, then the costs and proceeds attributable to such forfeited interest shall not, for the period of such forfeiture (which may be a continuous and permanent period), be debited or credited to the Account and such forfeited interest shall not, for the period of such forfeiture, be subject to the Rio Negro NPI.

                 (b) If Harken Colombia elects to be a participating party to such a drilling, deepening, plugging back, reworking, sidetracking or completing (or other) operation, or elects to be a non-abandoning party with respect to such a well, and any other party or parties have elected not to participate in such operation (or have elected to abandon such well) with the result that (pursuant to the Association Contract or an operating agreement or other agreement or requirement) Harken Colombia becomes entitled to receive, either temporarily (i.e., through a period of recoupment) or permanently, interests belonging to such other party or parties, the costs and proceeds attributable to such non-participating parties' interests to which Harken Colombia becomes so entitled shall not be debited and credited to the Account and instead shall be for the account of Harken Colombia.

         Section 3.17.  No Personal Liability; Indemnification.
Notwithstanding anything to the contrary contained in this Agreement, Investors shall never personally be responsible for payment of any part of the costs, expenses or liabilities incurred in connection with the exploring, developing, operating, owning and/or maintaining of the Subject Interests or the Association Contract (including without limitation, any costs, expenses or liabilities related to damage to or remediation of the environment, including any of the same arising out of ownership of an interest in property), and Owner agrees to indemnify and hold Investors harmless from and against all such costs, expenses and liabilities (with such indemnity to also cover all costs and expenses of Investors, including reasonable legal fees and expenses, which are incurred incident to the matters indemnified against); provided, however, all such costs and expenses shall, to the extent the same relate to periods after the Effective Date, nevertheless be charged against the Account if such costs and expenses are expressly permitted elsewhere in this Agreement to be charged to the Account. The foregoing indemnifications shall extend to Investors and their successors and assigns, all their respective affiliates and all their respective officers, directors, agents, attorneys and employees. THE FOREGOING INDEMNITIES SHALL APPLY WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF INVESTORS OR ANY OTHER PERSON OR ENTITY INDEMNIFIED HEREUNDER AND SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY PERSON INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION, THEORY OF STRICT LIABILITY OR OTHERWISE.

         Section 3.18.  Assignment by Harken Colombia or Owner.

                 (a) Without the prior written consent of Investors (which consent shall not be unreasonably withheld), Harken Colombia shall not assign, sell, transfer, convey, mortgage or pledge the Association Contract or the Subject Interests; provided, however, that Harken Colombia shall be permitted (i) to assign or otherwise transfer all or part of its interest in the Association Contract and the Subject Interests to an Affiliate of Owner for so long as such assignee shall remain an Affiliate of Owner and provided that Owner shall remain personally obligated for its duties and obligations hereunder, and
         (ii) to assign, sell, transfer, convey, mortgage or pledge at any time to any person a portion of Harken Colombia's interest in the Association Contract and the Subject Interests if after any such assignment, sale, transfer, conveyance, mortgage or pledge the product of (A) the percentage interest in the Association Contract and the Subject Interests which would then be owned by Harken Colombia and not mortgaged or pledged, multiplied by (B) the percentage of the outstanding shares of capital stock of Harken Colombia that is then owned by Owner and is not mortgaged or pledged, shall equal or exceed the sum of the total Designated Percentage of all Investors at the time in effect plus 10%, and provided that Harken Colombia shall remain the operator of record of the Subject Interests.

                 (b) Without the prior written consent of Investors (which consent shall not be unreasonably withheld), (i) Owner shall not assign, sell, transfer, convey, mortgage or pledge any shares of stock of Harken Colombia owned by it, nor shall Owner cause or allow Harken Colombia to merge or consolidate with any other Person, unless Harken Colombia shall be the surviving Person resulting from such merger or consolidation and (ii) Harken Colombia shall not issue any additional shares of capital stock or any securities convertible into or exchangeable for shares of capital stock to any person other than Owner; provided, however, that in any such case Owner shall be permitted (A) to assign or otherwise transfer all or part of its shares of capital stock in Harken Colombia, or permit Harken Colombia to issue additional shares of its capital stock, to an Affiliate of Owner for so long as such assignee shall remain an Affiliate of Owner and provided that Owner shall remain personally obligated for its duties and obligations hereunder, and (B) to assign, sell, transfer, convey, mortgage or pledge at any time to any person a portion of the capital stock of Harken Colombia if after any such assignment, sale, transfer, conveyance, mortgage or pledge the product of (1) the percentage of the outstanding shares of capital stock of Harken Colombia which would then be owned by Owner and not mortgaged or pledged, multiplied by (2) the percentage interest in the Association Contract and the Subject Interests which is then owned by Harken Colombia and is not mortgaged or pledged, shall equal or exceed the sum of the total Designated Percentage of all Investors at the time in effect plus 10%.

         Section 3.19. Assignment by Investors. Investors shall have the right to freely assign any or all of the Rio Negro NPI to any person who is an Accredited Investor within the meaning of the Securities Act; provided that in no event shall the Rio Negro NPI be assigned to more than five persons at any time.

         Section 3.20. Access to Books and Records. In addition to any reports and information specifically required by the terms of this Agreement, Owner agrees to furnish to Investors full information pertaining to the operation of the Subject Interests, at all reasonable times, and in such form, as Investors may reasonably request. Subject to any restrictions on Harken Colombia's right to do so under the Association Contract or applicable operating agreements or similar contracts, Owner will cause Harken Colombia to permit representatives designated by Investors, including independent accountants, agents, attorneys, and other persons, to visit and inspect the Subject Interests and Owner's and Harken Colombia's books and records pertaining to the Subject Interests and the Account (and to make copies and photocopies from such records and to write down and record such information as such representatives may request), and Owner and Harken Colombia shall permit Investors and their designated representatives reasonably to investigate and verify the accuracy of information furnished to Investors hereunder or in connection herewith and to discuss all such matters with their officers, employees and representatives. During the Commitment Period, Owner shall deliver to Investors copies of all definitive public reports and registration statements filed by Owner with the Securities and Exchange Commission and all reports and proxy material furnished to holders of common stock of Owner, in each case promptly after such reports, statements and material are so filed or furnished.


                                   ARTICLE IV

                              Investors Conversion

         Owner hereby grants to Investors the option (herein called the "Investors' Option") to convert all or part of Investors' interest in the Rio Negro NPI into Preferred Shares on the following terms and conditions (herein called "Conversion"):

         Section 4.1. Exercise of Investors' Option. The Investors' Option can only be exercised by the delivery to Owner within the Commitment Period of a written notice stating that Investors thereby elect to exercise the Investors' Option and specifying the percentage of the Rio Negro NPI that Investors desire to convert into Preferred Shares. If such notice is not delivered to Owner within the Commitment Period, the Investors' Option shall terminate and Investors shall have no further right or option to convert the Rio Negro NPI into Preferred Shares pursuant to the Investors' Option. Investors can only exercise the Investors' Option once during the Commitment Period.

         Section 4.2. Number of Preferred Shares. The number of Preferred Shares to be issued to each Investor upon Conversion pursuant to this Article IV shall be determined pursuant to the following formula:

         PS = (AV x CP) / PV

where, for purposes of this Article IV:

         "PS" shall mean the number of Preferred Shares to be issued upon Conversion.

         "AV" shall mean the remainder of (a) the aggregate amount of the Advances previously made by such Investor pursuant to Article II minus (b) the aggregate amount of the payments received by such Investor pursuant to Section 3.7, together with an amount equal to interest on the positive balance of such remainder as it exists from time to time at the rate of fifteen percent (15%) per annum, compounded semi-annually.

         "CP" shall mean the percentage of the Rio Negro NPI that Investors have elected to convert into Preferred Shares pursuant to this
                 Article IV.

         "PV"    shall mean $1,000, the liquidation value of each Preferred
                 Share.

         "Conversion Date" shall mean, with respect to any Conversion pursuant to this Article IV, the date of receipt by Owner of Investors' notice delivered pursuant to Section 4.1.

The number of Preferred Shares determined pursuant to such formula shall be rounded up or down to the next whole number, and no fractional Preferred Shares shall be issued. If any Advance is made after Conversion, the amount of Preferred Shares to be issued with respect to such Conversion shall be increased by an amount equal to the amount of such Advance divided by the PV, and any such additional Preferred Shares shall be promptly delivered to such Investor.

         Section 4.3. Issuance of Preferred Shares. The closing and consummation of any Conversion pursuant to this Article IV shall occur not later than five Business Days following the Conversion Date. At such closing, Owner shall issue or cause to be issued to Investors the number of Preferred Shares required for such Conversion pursuant to Section 4.2.

         Section 4.4. Reduction of Designated Percentage. As of the Conversion Date, the Designated Percentage for each Investor shall be reduced by subtracting therefrom the product of the CP and the Designated Percentage listed opposite such Investor's name on Annex 1 hereto. If all of the Rio Negro NPI has been converted into Preferred Shares upon Conversion, the Rio Negro NPI shall terminate and no payments shall be made to Investors with respect to the Rio Negro NPI pursuant to Section 3.7 or otherwise. If less than all of the Rio Negro NPI has been so converted, all payments from and after the Conversion Date made by Owner to Investors pursuant to Section 3.7 shall be made based on the Designated Percentage as reduced in accordance with this Section.


                                   ARTICLE V

                                Owner Conversion

         Investors hereby grant to Owner the option (herein called the "Owner's Option") exercisable within ten Business Days after the Commitment Period to convert seventy-five percent (75%) of Investors' interest in the Rio Negro NPI into Preferred Shares on the terms and conditions set forth below; provided, however, that if Conversion of less than one hundred percent (100%) of the Rio Negro NPI has occurred pursuant to Article IV, the percentage of the Rio Negro NPI that shall be converted to Preferred Shares pursuant to Owner's Option shall be the lesser of (a) seventy-five percent (75%) of the original amount of the Rio Negro NPI or (b) the percentage of the original amount of the Rio Negro NPI that has not been converted to Preferred Shares pursuant to Article IV. Owner hereby grants to Investors the option (herein called the "Investors' Second Option") to convert the remainder of Investors' interest in the Rio Negro NPI (i.e., that amount that otherwise would be owned by Investors after exercise of the Owner's Option) into Preferred Shares on the terms and conditions set forth below if Owner exercises the Owner's Option. The conversion of all or part of Investors' interest in the Rio Negro NPI into Preferred Shares pursuant to this Article V is also herein called "Conversion".

         Section 5.1. Exercise of Owner's Option. The Owner's Option can only be exercised by the delivery to Investors (within ten Business Days after the Commitment Period) of a written notice stating that Owner thereby elects to exercise the Owner's Option. If such notice is not delivered to Investors within ten Business Days after the Commitment Period, the Owner's Option shall terminate and Owner shall have no further right or option to convert the Rio Negro NPI into Preferred Shares. Owner can only exercise the Owner's Option once within the ten Business Days after the Commitment Period and only with respect to the percentage described in the first sentence of this Article V.

         Section 5.2. Exercise of Investors' Second Option. The Investors' Second Option can only be exercised by the delivery to Owner (within a period of fifteen days following the date of receipt by Investors of Owner's written notice of exercise of Owner's Option pursuant to Section 5.1) of a written notice stating that Investors thereby elect to exercise the Investors' Second Option. If such notice is not delivered to Owner within such fifteen-day period, the Investors' Second Option shall terminate and Investors shall have no further right or option to convert the

Rio Negro NPI into Preferred Shares pursuant to the Investors' Second Option. Investors can only exercise the Investors' Second Option once during such fifteen-day period and only with respect to the remainder of Investors' interest in the Rio Negro NPI.

         Section 5.3. Number of Preferred Shares. The number of Preferred Shares to be issued to each Investor upon Conversion pursuant to this Article V shall be determined pursuant to the following formula:

         PS = (AV x CP) / PV

where, for purposes of this Article IV:

         "PS" shall mean the number of Preferred Shares to be issued upon Conversion.

         "AV" shall mean the remainder of (a) the aggregate amount of the Advances previously made by such Investor pursuant to Article II minus (b) the aggregate amount of the payments received by such Investor pursuant to Section 3.7, together with an amount equal to interest on the positive balance of such remainder as it exists from time to time at the rate of twenty-five percent (25%) per annum, compounded semi-annually.

         "CP" shall mean (a) if Investors have not exercised the Investors' Second Option, seventy-five percent (75%) or, if Conversion of less than one hundred percent (100%) of the Rio Negro NPI has occurred pursuant to Article IV, the lesser of (i) seventy-five percent (75%) or (ii) one hundred percent (100%) minus the percentage of the original amount of the Rio Negro NPI that was converted to Preferred Shares pursuant to Article IV, or (b) if Investors have exercised the Investors' Second Option, the remainder of one hundred percent (100%) minus the percentage (if any) of the original amount of the Rio Negro NPI that was converted to Preferred Shares pursuant to Article IV.

         "PV"    shall mean $1,000, the liquidation value of each Preferred
                 Share.

         "Conversion Date" shall mean, with respect to any Conversion pursuant to this Article V, the date of receipt by Investors of Owner's notice delivered pursuant to Section 5.1.

The number of Preferred Shares determined pursuant to such formula shall be rounded up or down to the next whole number, and no fractional Preferred Shares shall be issued. If any Advance is made after Conversion, the amount of Preferred Shares to be issued with respect to such Conversion shall be increased by an amount equal to the amount of such Advance divided by the PV, and any such additional Preferred Shares shall be promptly delivered to such Investor.

         Section 5.4. Issuance of Preferred Shares. The closing and consummation of any Conversion pursuant to this Article V shall occur not later than five Business Days following the earlier of (a) the date of receipt by Owner of Investors' notice (if any) delivered pursuant to Section 5.2 and (b) the expiration of the fifteen-day period provided for in Section 5.2. At such closing, Owner shall issue or cause to be issued to each Investor the number of Preferred Shares required for such Conversion pursuant to Section 5.3.

         Section 5.5. Reduction of Designated Percentage. As of the Conversion Date, the Designated Percentage for each Investor (as reduced pursuant to Section 4.4, if applicable) shall be reduced by subtracting therefrom the product of the CP and the Designated Percentage listed opposite such Investors' name on Annex 1 hereto. If all of the Rio Negro NPI has been converted into Preferred Shares upon Conversion, the Rio Negro NPI shall terminate and no payments shall be made to Investors with respect to the Rio Negro NPI pursuant to Section 3.7 or otherwise. If less than all of the Rio Negro NPI has been so converted, all payments from and after the Conversion Date made by Owner to Investors pursuant to Section 3.7 shall be made based on a Designated Percentage as reduced in accordance with this Section.

         Section 5.6. Investors' Cash Option. Investors shall have the additional option to receive cash rather than Preferred Shares upon any Conversion pursuant to this Article V. The amount of cash to be received in lieu of Preferred Shares shall be equal to the aggregate liquidation value of the Preferred Shares that would otherwise have been issued to Investors upon such Conversion as calculated pursuant to Section 5.3. The option of Investors provided for in this Section can only be exercised by delivery to Owner (within a period of fifteen days following the date of receipt by Investors of Owner's written notice of exercise of Owner's Option pursuant to Section 5.1) of a written notice stating that Investors thereby elect to exercise the option provided for in this Section. If such notice is not delivered to Owner within such fifteen-day period, the Investors' cash option provided for in this Section shall terminate and Investors shall have no further right or option to receive cash rather than Preferred Shares upon any Conversion pursuant to this
Article V.

         Section 5.7. Payment of Cash Option. The closing and consummation of the exercise of Investors' cash option pursuant to Section 5.6 shall occur not later than five Business Days following the earlier of (a) the date of receipt by Owner of Investors' notice (if any) delivered pursuant to Section
5.6 and (b) the expiration of the fifteen-day period provided for in Section
5.2. At such closing, Owner shall pay or cause to be paid to Investors the amount of cash determined in accordance Sections 5.3 and 5.6.

                                   ARTICLE VI

                              Automatic Conversion

         Section 6.1. Conversion Upon Abandonment. If, within two years after the expiration of the Commitment Period, Harken Colombia exercises its right pursuant to Section 3.14 to abandon any portion of the Subject Interests and/or the Association Contract other than that required to be released, surrendered and/or abandoned for Harken Colombia to comply with the terms and conditions of the Association Contract and, at such time, the interest so released, surrendered and/or abandoned by Harken Colombia contains material proved reserves which hereafter are discovered as described below and are capable of being developed and/or produced in a commercially reasonable manner considering all relevant circumstances, any interest of Investors in the Rio Negro NPI which has not been previously converted pursuant to Investors' Option, Owner's Option or Investors' Second Option shall automatically be converted into Preferred Shares pursuant to this Article VI. The conversion of Investors' interest in the Rio Negro NPI into Preferred Shares pursuant to this
Article VI is also herein called "Conversion" and is intended to compensate the Investors in the event Owner and/or Harken Colombia is unable or unwilling to develop and/or produce a commercial discovery on the Subject Interests that was discovered by a well drilled by Harken Colombia on the Subject Interests after the date of this Agreement and that a prudent operator would develop and/or produce.

         Section 6.2. Notice of Abandonment. Not less than fifteen days prior to any release, surrender and/or abandonment of the Subject Interests and/or the Association Contract pursuant to Section 3.14 other than that required to be released, surrendered and/or abandoned for Harken Colombia to comply with the terms and conditions of the Association Contract, Owner shall deliver to Investors a notice stating that Owner has determined to release, surrender and/or abandon the Subject Interests and/or the Association Contract and whether or not the Investors' remaining interest in the Rio Negro NPI shall be automatically converted into Preferred Shares effective the date of such release, surrender and/or abandonment pursuant to this Article VI.

         Section 6.3. Number of Preferred Shares. The number of Preferred Shares to be issued to each Investor upon Conversion pursuant to this Article VI shall be determined pursuant to the following formula:

         PS = (AV x CP) / PV

where, for purposes of this Article VI:

         "PS" shall mean the number of Preferred Shares to be issued upon Conversion.

         "AV" shall mean the remainder of (a) the aggregate amount of the Advances previously made by such Investor pursuant to Article II minus (b) the aggregate amount of the payments received by such Investor pursuant to Section 3.7, together with an amount equal to interest on the positive balance of such remainder as it exists from time to time at the rate of fifteen percent (15%) per annum, compounded semi-annually.

         "CP" shall mean the remainder of one hundred percent (100%) minus the percentage (if any) of the original amount of the Rio Negro NPI that has been converted to Preferred Shares pursuant to Articles IV and V.

         "PV"    shall mean $1,000, the liquidation value of each Preferred
                 Share.

         "Conversion Date" shall mean, with respect to any Conversion pursuant to this Article VI, the date stated on the notice delivered to Investors pursuant to Section 6.2 as the date the Subject Interests and/or the Association Contract will be abandoned.

The number of Preferred Shares determined pursuant to such formula shall be rounded up or down to the next whole number, and no fractional Preferred Shares shall be issued.

         Section 6.4. Issuance of Preferred Shares. The closing and consummation of any Conversion pursuant to this Article VI shall occur not later than five Business Days following the Conversion Date. At such closing, Owner shall issue or cause to be issued to each Investor the number of Preferred Shares required for such Conversion pursuant to Section 6.3.

         Section 6.5. Elimination of Designated Percentage. As of the Conversion Date, the Designated Percentage for each Investor will be reduced to zero, and the Rio Negro NPI shall terminated and no payments shall be made to Investors with respect to the Rio Negro NPI pursuant to Section 3.7 or otherwise.


                                  ARTICLE VII

                Owner Representations, Warranties and Agreements

         Owner hereby represents and warrants to, and covenants and agrees with, Investors as follows:

         Section 7.1. Organization and Corporate Authority. Each of Owner and Harken Colombia is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to carry on its business as now conducted and to own, lease and operate all properties and assets now owned, leased or operated by it.

         Section 7.2. Qualification to do Business. Each of Owner and Harken Colombia is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which its ownership of property or the conduct of its business requires such qualification, except jurisdictions in which the failure so to qualify would not have a material adverse effect on Owner's or Harken Colombia's business, properties, financial condition or results of operations.

         Section 7.3. Charter, Bylaws, Etc.. Owner has caused to be delivered to Investors true, correct and complete copies of the charter and bylaws of Owner and Harken Colombia as now in effect and the minutes of all meetings of Owner's and Harken Colombia's Board of Directors (and all consents in lieu of such meetings) at which action was taken concerning the execution and delivery of this Agreement or the authorization, execution, delivery and performance of the Association Contract.

         Section 7.4. Capitalization. The authorized capital stock of Owner consists of 100,000,000 shares of common stock, par value $.01 per share ("Common Stock"), of which 65,759,681 are issued and outstanding, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which there are 186,760 shares of Series C Cumulative Convertible Preferred Stock issued and outstanding. Owner has 30,067,823 shares of Common Stock reserved for issuance upon exercise of stock options, warrants and other rights to acquire shares of Common Stock and holds 5,983, 655 shares of Common Stock as treasury shares. All of the outstanding shares of capital stock of Owner are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the foregoing, there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating Owner to purchase, redeem, issue, transfer or deliver any shares of preferred stock.

         Section 7.5. Finders' Fees. Except for EnCap Investments L.C., no broker or finder has acted on behalf of Owner in connection with this Agreement or the transactions contemplated herein. Any and all fees of EnCap Investments L.C. in connection with this Agreement and the transactions contemplated herein will be paid by Owner.

         Section 7.6. Authority of Owner. Owner has the corporate power to enter into, and be bound by the terms and conditions of, this Agreement and to carry out its obligations hereunder, and the execution and delivery by Owner of this Agreement and the performance by Owner of its obligations hereunder have been duly authorized by all necessary corporate action of Owner. This Agreement has been duly executed and delivered by Owner and constitutes, and each other agreement or document executed or to be executed by Owner in connection with the transactions contemplated hereby has been, or when executed, will be, duly executed and delivered by Owner and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Owner enforceable against Owner in accordance with their respective terms, except to the extent enforcement may be limited (a) by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and (b) by legal and equitable limitations on the availability of equitable remedies, including without limitation specific performance against Owner under or by virtue of this Agreement.

         Section 7.7. Non-Contravention. The execution, delivery and performance of this Agreement and the issuance of the Preferred Shares by Owner in accordance with this Agreement will not, (a) conflict with or result in a violation of any provision of Owner's charter or bylaws, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement or other instrument or obligation to which Owner or Harken Colombia is a party or by which either of them or any of their properties or assets may be bound, (c) result in the creation or imposition of any lien or incumbrance upon the properties or assets of Owner or Harken Colombia, or (d) result in a violation by Owner or Harken Colombia of any Law or any judgment, order, decree, rule or regulation of any Governmental Authority to which Owner or Harken Colombia is subject. Owner represents, warrants and covenants that it will not, and it will cause its subsidiaries not to, during the Commitment Period, enter into any bond, debenture, note, mortgage, indenture, lease, agreement or other instrument or obligation which would contractually restrict or otherwise prohibit Owner from complying with its obligations under this Agreement to issue Preferred Shares, to pay cash to the Investors pursuant to Section 5.6 or with respect to similar matters or which would contractually restrict or otherwise prohibit Conversion under this Agreement.

         Section 7.8. Governmental Consents. Except for those that have been duly obtained and except for routine filings and orders that may be required under Regulation D promulgated under the Securities Act or under any applicable state securities or Blue Sky laws in connection with future issuance of Preferred Shares upon Conversion, no consent, order, approval or authorization of, or declaration, filing, or registration with, any Governmental Authority is required to be obtained or made by Owner in connection with the execution, delivery or performance by Owner of this Agreement.

         Section 7.9. Reports and Financial Statements of Owner. Owner has filed all registration statements, proxy statements, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, and all amendments thereto. Owner has heretofore delivered to Investors true and complete copies of all reports, registration statements and other filings made by Owner with the Securities and Exchange Commission during the prior fifteen (15) months (herein collectively called "Owner's SEC Filings"). As of their respective dates, Owner's SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Owner does not have any debts, liabilities, or obligations, whether accrued, contingent, unasserted or otherwise, and whether due or to become due, which are not reflected in the financial statements contained in Owner's SEC Filings and would be required to be so reflected under GAAP, except those incurred in the ordinary course of business since the date of the most recent audited financial statements contained in Owner's SEC Filings. Since such date and except as otherwise disclosed in Owner's SEC Filings, Owner has conducted its business in the ordinary course consistent with past practice and there has not been any material adverse change in the business, assets, liabilities, results of operations, financial condition or prospects of Owner or in its relationship with lenders, suppliers, customers, employees or others, whether such changes have incurred in the ordinary course of business or otherwise.

         Section 7.10. Disclosure. Owner has fully provided Investors with all the information that Investors have requested in writing in connection with the transactions provided for in this Agreement. All such written information has been prepared in good faith by Owner and does not contain any untrue statement of a material fact or, considered in its entirety along with Owner's SEC Filings, omit to state therein a material fact necessary to make the statements made therein not misleading. Owner does not know of any facts (other than those facts generally recognized to be industry risks normally associated with the oil and gas business) related to its properties, business, financial condition or results of operations which have not been disclosed orally or in writing to Investors and which presently or will materially and adversely affect such properties, business, financial condition or results of operations or the ability of Owner to perform its obligations under this Agreement.

         Section 7.11. Certificate of Designations. The Certificate of Designations has been duly adopted by the Board of Directors of Owner in accordance with Section 151 of the Delaware General Corporation Law, has been duly filed with the Secretary of State of Delaware so as to constitute a valid amendment to the Certificate of Incorporation of Owner and is in full force and effect, and no action of Owner's stockholders was necessary in respect to the adoption of the Certificate of Designations. Owner shall not amend, supplement, terminate or otherwise modify the Certificate of Designations during or within two years after the Commitment Period or, if any Preferred Shares are issued pursuant to this Agreement, thereafter, except in accordance with such Certificate of Designations and applicable Delaware law.

         Section 7.12. Owner's Preferred Shares. The Preferred Shares that may be issued to Investors upon Conversion have been duly authorized for such issuance pursuant to this Agreement and, when issued and delivered by Owner upon Conversion, will be validly issued, fully paid and non-assessable. The issuance of Preferred Shares under this Agreement is not subject to any preemptive rights. Owner shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of Articles IV, V and VI, such number of Preferred Shares as shall from time to time be sufficient for Owner to comply with its obligations under Articles IV, V and VI upon any Conversion.

         Section 7.13. Association Contract. English translations of the Association Contract in force as of the date hereof have been furnished by Owner to Investors. Each of such translations is a fair and reasonable translation of the original document constituting part of the Association Contract. The Association Contract and any related agreements are in full force and effect as of the date hereof. Harken Colombia has complied in all respects with its obligations under or relating to the Association Contract and any related agreements, and no claim or penalty presently exists with respect to the Association Contract and any related agreements between Harken Colombia and Ecopetrol or any other governmental entity, agency or authority and, to the knowledge of Owner, no other party to the Association Contract is presently in default thereunder. Owner and Harken Colombia have obtained all consents required on or prior to the date hereof which may be necessary for the performance of the Association Contract and any related agreements. Owner warrants ownership and title to the Association Contract against all persons free and clear of all liens, claims or other encumbrances. Without the prior written consent of Investors, Owner shall not, and shall not permit Harken Colombia to, amend, alter or supplement the Association Contract in any manner which would adversely affect Investors' interest in the Subject Interest or Investors' rights under this Agreement if such amendment, alternation or supplement would benefit Owner or Harken Colombia to the detriment of Investors.

         Section 7.14. Ownership of Harken Colombia. All of the issued and outstanding shares of capital stock of Harken Colombia have been duly and validly issued, are fully paid and nonassessable and are owned by Owner, free and clear of all liens, encumbrances, equities or claims, and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or ownership interests in Harken Colombia are outstanding.

         Section 7.15. Absence of Bankruptcy Proceedings. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Owner, threatened against, Owner.

         Section 7.16. Offering. Subject to the accuracy of Investors' representations in Sections 8.6 and 8.8, the offer, sale and issuance of the Preferred Shares as contemplated by this Agreement is and will be exempt from the registration requirements of the Securities Act and the securities laws of any state having jurisdiction with respect to the transactions contemplated by this Agreement, and neither Owner nor anyone acting on its behalf has taken or will take any action that would cause the loss of such exemption.

         Section 7.17. No Defaults. Neither Owner nor Harken Colombia is (a) in violation of any provision of its charter or bylaws, (b) in breach, violation or default, in any material respect, of or under any material contract, lease, commitment or instrument to which it is a party or by which it is bound or to which any of its properties or assets are subject, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a breach, violation or default or (c) in material violation of any Law.

         Section 7.18. Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Owner, threatened against or affecting Owner or Harken Colombia or any properties or rights of any of them by or before any Governmental Authority that (i) relates to or challenges the legality of this Agreement, the Association Contract or the Preferred Shares,
(ii) would reasonably be expected to have a material adverse effect upon the business, properties, financial condition, results of operations or prospects of Owner or Harken Colombia (except as disclosed in Owner's SEC filings) or
(iii) would reasonably be expected to impair the ability of

Owner or Harken Colombia to perform fully on a timely basis any obligations that it has under this Agreement, the Association Contract or any documents related hereto.

         Section 7.19. Compliance with Laws. Owner and Harken Colombia are in compliance in all material respects with all laws and regulations in all jurisdictions in which Owner or Harken Colombia is presently doing business and where the failure to effect such compliance would reasonably be expected to have a material adverse effect upon the business, properties, financial condition, results of operations or prospects of Owner or Harken Colombia.

         Section 7.20. Compliance with Environmental Laws. The business and properties of Owner and Harken Colombia have been operated in compliance with all applicable federal, state or local laws, rules, regulations or orders (collectively, "Environmental Laws") relating to pollution or protection of the environment including, without limitation, any law, rule, regulation or order relating to emissions, discharges, releases or threatened releases ("Releases") of chemicals, pollutants, contaminants, wastes, petroleum or petroleum products, toxic substances or hazardous substances ("Pollutants") for which noncompliance would have a material adverse effect upon the business, properties, financial condition or result of operations of Owner or Harken Colombia. Except as disclosed in Owner's SEC Filings, neither Owner nor Harken Colombia has received any written communication, whether from a Governmental Authority, citizens' group, landowner, employee or otherwise, nor, to the knowledge of Owner, has Owner or Harken Colombia received any oral communication from a Governmental Authority, alleging that (i) Owner or Harken Colombia is not in compliance with any Environmental Law applicable to it and its business and properties, or (ii) any employee or third party has suffered bodily injury or property damage as a result of one or more Releases of Pollutants arising out of or resulting from the operations of Owner, Harken Colombia, or prior owners and operators of their business or property, which allegation, if true, would have a material adverse effect upon the business, properties, financial condition or result of operations of Owner or Harken Colombia. Except as disclosed in Owner's SEC Filings, neither Owner nor Harken Colombia has any material obligation to remediate, repair or replace any property, whether real or personal, owned by Owner, Harken Colombia or any third party, as a result of one or more Releases of Pollutants arising out of or resulting from the operations of Owner, Harken Colombia, or prior owners and operators of their business or properties.

         Section 7.21. Continuing Representations and Warranties. Except for a change of law over which Owner has no control (and Owner shall immediately notify Investors when Owner learns of such occurrence), the representations and warranties of Owner made in Sections 7.1, 7.2, 7.3, 7.5, 7.6, 7.11, 7.12 and 7.16, in the last sentences of Section 7.7 and 7.13 and in Section 7.14 (provided that Owner shall have the right to pledge and/or grant a security interest in its shares of capital stock of Harken Colombia to the extend permitted in Section 3.18) shall remain true and accurate during and for two years after the Commitment Period, and Owner shall not take any action nor permit any action to be taken which would cause any of such representations and warranties to become untrue, inaccurate or breached. Owner acknowledges and agrees that Investors may rely on this Section in connection with any election of Investors' Option or Investors'

Second Option and agrees to take all action in connection therewith required to cause Investors' representations and warranties contained in Section 8.7 to be true and correct at the time of any such election.


                                  ARTICLE VIII

              Investors Representations, Warranties and Agreements

         Each Investor hereby severally represents and warrants to, and covenants and agrees with, Owner as follows:

         Section 8.1. Organization and Corporate Authority. Each Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization, with requisite power and authority to carry on its business as now conducted and to own, lease and operate all properties and assets now owned, leased or operated by it.

         Section 8.2. Finders' Fees. No broker or finder has acted on behalf of Investors in connection with this Agreement or the transactions contemplated herein.

         Section 8.3. Authority of Investor. Each Investor is authorized to enter into, and be bound by the terms and conditions of, this Agreement and to carry out its obligations hereunder, and the execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations hereunder have been duly authorized by all requisite partnership action of such Investor. This Agreement has been duly executed and delivered by each Investor and constitutes, and each other agreement or document executed or to be executed by such Investor in connection with the transactions contemplated hereby has been, or when executed, will be, duly executed and delivered by such Investor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Investor enforceable against such Investor in accordance with their respective terms, except to the extent enforcement may be limited (a) by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and (b) by legal and equitable limitations on the availability of equitable remedies, including without limitations specific performance against Investors under or by virtue of this Agreement.

         Section 8.4. Non-Contravention. The execution, delivery and performance of this Agreement by each Investor will not, (a) conflict with or result in a violation of any provision of such Investor's partnership agreement, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement or other instrument or obligation to which such Investor is a party or by which it or any of its properties or assets may be bound, (c) result in the creation or imposition of any lien or incumbrance upon the properties or assets of such Investor, or
(d) result in a violation by such Investor of any Law or any judgment, order, decree, rule or regulation of any Governmental Authority to which Investors are subject.

         Section 8.5. Governmental Consents. Except for those that have been duly obtained, no consent, order, approval or authorization of, or declaration, filing, or registration with, any Governmental Authority is required to be obtained or made by Investors in connection with the execution, delivery or performance by Investors of this Agreement.

         Section 8.6. Investment Intent. Upon Conversion, each Investor will acquire the Preferred Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part of the Preferred Shares, except (a) in an offering covered by a registration statement filed with the Securities and Exchange Commission under the Securities Act covering the Preferred Shares, or (b) pursuant to an applicable exemption under the Securities Act. In any acquisition of Preferred Shares upon Conversion, Investors will not offer or sell for Owner in connection with any distribution of such shares, and Investors do not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking.

         Section 8.7. Disclosure of Information. Each Investor represents that it has had an opportunity to ask questions of and receive answers from Owner regarding the Preferred Shares, Owner and Harken Colombia, their respective businesses, properties, financial conditions, operations and plans of business, and the Subject Interests and all matters relating thereto.

         Section 8.8. Accredited Investors and Experience. Each Investor acknowledges that it is an Accredited Investor, within the meaning of Regulation D of the Securities Act, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of the investment in the Rio Negro NPI and any investment in Preferred Shares. Each Investor represents that it has not been organized for the purpose of acquiring the Rio Negro NPI or any Preferred Shares.

         Section 8.9. Restricted Securities. Each Investor understands that any Preferred Shares that are issued upon Conversion pursuant to this Agreement will not have been registered pursuant to the Securities Act, any other federal securities law or any applicable state securities or Blue Sky law, that such shares will be characterized as "restricted securities" under the United States securities laws and that under such laws and applicable regulations such shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

         Section 8.10. Legends. Each Investor understands and agrees that the certificates representing any Preferred Shares issued pursuant to this Agreement shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SHARES ARE FIRST REGISTERED UNDER SUCH ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

         Section 8.11. Continuing Representations and Warranties. Except for a change of law over which Investors have no control (and Investors shall immediately notify Owner when any Investor learns of such occurrence), the representations and warranties of Investors made in this Article VIII shall remain true and accurate during the Commitment Period (provided, with respect to those in Section 8.7, Owner meets its obligations under Section 7.21), and Investors shall not take any action nor permit any action to be taken which would cause any of such representations and warranties to become untrue, inaccurate or breached. Each Investor acknowledges and agrees that Owner may rely on this Section in connection with any issuance of Preferred Shares as a consequence of any Conversion.


                                   ARTICLE IX

                                   Conditions

         Section 9.1. Investors' Conditions. Owner shall deliver the following to Investors on the Effective Date:

                 (a)      Counterparts of this Agreement duly executed by Owner;

                 (b) A certificate of the Secretary or the Assistant Secretary of the Owner certifying, among other things, as to the due authorization of the transactions contemplated hereby;

                 (c) The legal opinion of Thompson & Knight, P.C., counsel to Owner, substantially in the form attached hereto as Exhibit C;

                 (d) The legal opinion of Milbank, Tweed, Hadley & McCloy, special California counsel to Owner, substantially in the form attached hereto as Exhibit D;

                 (e) The legal opinion of Baker & McKenzie, special Colombian counsel to Owner, substantially in the form attached hereto as Exhibit E;

                 (f) A copy of the Certificate of Incorporation, as amended to the date hereof, of Owner, certified by the Secretary of Owner.

                 (g) Certificates of existence and good standing for Owner in the jurisdiction of its incorporation and listing all charter documents of Owner on file;

                 (h) A copy of any required written consent and waiver to the transactions contemplated hereby executed by the third party or appropriate Governmental Authority; and

                 (i) Evidence satisfactory to Investors of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware.

         Section 9.2. Conditions of Owner. The obligations of Owner under this Agreement are subject to the delivery herewith of counterparts of this Agreement duly executed by Investors.

         Section 9.3. Taking of Necessary Action. Subject to the terms and conditions of this Agreement and to applicable Law, each of the parties to this Agreement shall use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

         Section 9.4. Issuance of Preferred Shares. If, at the time for any Conversion, a "Conversion Condition" has not occurred, each Investor shall have the option to either (a) receive cash in lieu of Preferred Shares in an amount equal to $1,000 times the number of Preferred Shares that otherwise would have been issued to such Investor upon such Conversion pursuant to this Agreement, or (b) receive the Preferred Shares to be issued to such Investor upon such Conversion and receive dividends on such Preferred Shares at the rate of 17.5% per annum (rather than 15% per annum) as provided for in the Certificate of Designations. As used in this Section, a "Conversion Condition" shall mean either (i) the holders of all of the shares of Series C Cumulative Convertible Preferred Stock of Owner shall have duly consented to such shares being on a parity with the Preferred Shares as contemplated in the Certificate of Designations, which consent shall be satisfactory in form and substance to Investors, or (ii) Owner shall have fully redeemed all of the outstanding shares of Series C Cumulative Convertible Preferred Stock of Owner or converted such shares into shares of common stock of Owner and none of such shares shall then be outstanding.


                                   ARTICLE X

                                 Miscellaneous

         Section 10.1. Indemnification. Owner shall indemnify and hold harmless Investors, and Investors shall indemnify and hold harmless Owner, from and against any and all claims, losses, damages and liabilities (and actions in respect thereof) and any and all costs and expenses (including reasonable attorneys' fees and expenses) that such person may sustain or incur as a result of any misrepresentation or breach of warranty or the nonperformance of any obligation on the part of the other under this Agreement.

         Section 10.2. Public Announcements. Except as set forth in the following sentence, the parties to this Agreement agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party and exercise reasonable efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties or (ii) obtain approval of the other party to the text of a public announcement or statement to be made solely by Owner or Investors, as the case may be. Nothing contained in this Section
10.2 shall be construed to require either party to obtain approval of the other party to disclose information with respect to any disclosure (i) required by applicable law or by any applicable rules, regulations or orders of any Governmental Authority having jurisdiction or (ii) necessary to comply with disclosure requirements of any applicable stock exchange.

         Section 10.3. Brokers. Without limiting the parties' respective representations in Sections 7.5 and 8.2, each party agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party.

         Section 10.4. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by (a) personal delivery, (b) expedited delivery service, (c) certified or registered mail, postage prepaid, or (d) telex, facsimile or similar method of electronic communications. Any such notice shall be deemed given upon its receipt at the following address:

         (i)     if to Owner, at:

                          Harken Energy Corporation
                          MacArthur Center II
                          5605 N. MacArthur Blvd., Suite 400
                          Irving, Texas 75038
                          Attention:       Mr. Mikel D. Faulkner, Chairman

                 with a copy to:

                          Harken Energy Corporation
                          MacArthur Center II
                          5605 N. MacArthur Blvd., Suite 400
                          Irving, Texas 75038
                          Attention:       Mr. Larry E. Cummings
                                           Vice President and General Counsel

         (ii)    if to Investors, at:

                          1800 Avenue of the Stars
                          No. 1425
                          Los Angeles, California  90067
                          Attention:       Alvin J. Portnoy

                 with a copy to:

                          1800 Avenue of the Stars
                          No. 1425
                          Los Angeles, California  90067
                          Attention:       Robert V. Sinnott


         Section 10.5. Waivers and Amendments. This Agreement may be amended or supplemented only by a written instrument signed by the parties hereto. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         Section 10.6. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the principles of conflicts of laws.

         Section 10.7. Binding Effect; No Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit to the parties and their respective successors and permitted assigns. Unless otherwise expressly provided herein, no rights or obligations under this Agreement are assignable. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and permitted assigns.

         Section 10.8. Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof, and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

         Section 10.9. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be invalid, illegal, or unenforceable for any reason whatsoever, such invalidity, illegality, or unenforceability shall not affect the validity, legality and enforceability of the remainder of this Agreement.

         Section 10.10. United States Dollars. All references in this Agreement to dollar amounts are to United States dollars.

         Section 10.11. Survival of Representations and Warranties. The representations and warranties of the parties made herein shall survive the execution and delivery of this Agreement.

         Section 10.12. Counterparts. This Agreement may be executed in one or more Counterparts (and separately by each party hereto), each of which shall be an original and all of which shall constitute but one and the same document.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers hereunto duly authorized as of the date first above written.

                               HARKEN ENERGY CORPORATION


                               By:   /s/ Larry E. Cummings
                                  -----------------------------------
                                        Larry E. Cummings,
                                        Vice President


                               ARBCO ASSOCIATES L.P.

                               By:      KAIM Non-Traditional, L.P.
                                        Its Co-General Partner

                               By:    /s/ Alvin J. Portnoy
                                  -----------------------------------
                                        Alvin J. Portnoy,
                                        Executive V.P. of Corp. General Partner


                               OFFENSE GROUP ASSOCIATES, L.P.

                               By:      KAIM Non-Traditional, L.P.
                                        Its sole General Partner

                               By:    /s/ Alvin J. Portnoy
                                  -----------------------------------
                                        Alvin J. Portnoy,
                                        Executive V.P. of Corp. General Partner

                              KAYNE, ANDERSON NON-TRADITIONAL
                              INVESTMENTS L.P.

                              By:      KAIM Non-Traditional, L.P.
                                       Its sole General Partner

                              By:    /s/ Alvin J. Portnoy
                                 -----------------------------------
                                       Alvin J. Portnoy,
                                       Executive V.P. of Corp. General Partner



                              OPPORTUNITY ASSOCIATES L.P.

                              By:      KAIM Non-Traditional, L.P.
                                       Its sole General Partner

                              By:    /s/ Alvin J. Portnoy
                                 -----------------------------------
                                       Alvin J. Portnoy,
                                       Executive V.P. of Corp. General Partner

                                    EXHIBITS


         Annex 1 - Designated Percentage and Advances

         Exhibit A - Certificate of Designations

         Exhibit B - Description of Rio Negro Prospect

         Exhibit C - Opinion of Thompson & Knight, P.C.

         Exhibit D - Opinion of Milbank, Tweed, Hadley & McCloy

         Exhibit E - Opinion of Baker & McKenzie

                                                                         ANNEX 1

                                                            Designated                          Advance
Investor                                                    Percentage                         Commitment
--------                                                    ----------                        -------------
Arbco Associates L.P.                                       12.57144%                         $1,100,000.00

Offense Group Associates L.P.                               12.57144%                          1,100,000.00

Kayne, Anderson Nontraditional
 Investments L.P.                                           12.57144%                          1,100,000.00

Opportunity Associates L.P.                                  2.28568%                            200,000.00
                                                            --------                          -------------
         Totals                                              40.0000%                         $3,500,000.00
                                                            ========                          =============